Exhibit 10.14
                         BUSINESS DEVELOPMENT AGREEMENT

      This BUSINESS DEVELOPMENT AGREEMENT ("Agreement") is made and entered into this 18th day of February 2005 by and between B. Smith Holdings, Inc. (the "Business Developer") and Innova Holdings, Inc., a Delaware corporation (the "Company").

                                R E C I T A L S:

      A. Company is in the primary business of developing, marketing and selling software products for use in the operation of industrial and service (non industrial) robot arms and automated systems. The Company also designs and sells computer hardware necessary to operate the software.

      B. Business Developer has certain Sales and Marketing experience in the industrial, entertainment and consumer market that the Company believes to be valuable to it.

      C The Company desires to retain the Business Developer and the Business Developer desires to accept such engagement.

      NOW THEREFORE, in consideration of the promises, mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Business Developer do hereby agree as follows:

      1. Scope of Engagement. On the terms and subject to the conditions set forth in this Agreement, the Company agrees to retain the Business Developer to perform such business development activities as are consistent with such engagement and as may be assigned, from time to time, by the Company and to render such additional services and supporting services as the Company may, from time to time, stipulate. The Business Developer will report to the Chief Executive Officer (CEO) of the Company.

      2. Performance. The Business Developer accepts the engagement described in
Section 1 of this Agreement and agrees to devote all of Business Developer's business time and efforts except as specifically permitted herein to the faithful and diligent performance of the services described herein, including the performance of such other services and responsibilities as the Company may, from time to time, stipulate. Time associated with B. Smith Holdings, Inc. activities in place at the time of this agreement is approved, but all additional outside interest activities from the time of this agreement will be submitted for approval of the CEO. Without limiting the generality of the foregoing, the Business Developer ordinarily shall devote not less than forty
(40) hours per week to the business development activities described in Section 1 of this Agreement.


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      3. Term. The term of engagement under this Agreement is effective as of
January 15, 2005 (the "Commencement Date") and shall remain in effect for a period of five (5) years ending on January 14, 2010 (the "Termination Date") (and each subsequent one year anniversary, if extended, as provided herein shall also be referred to herein as a Termination Date) unless sooner terminated hereunder (the "Engagement Period"). This Agreement shall be automatically extended each year for an additional one (1) year period unless terminated by either party by giving written notice to the other no less than thirty (30) days prior to the Termination Date.

      4. Engagement Fee. For all the services to be rendered by the Business Developer hereunder, the Company agrees to pay an initial one time fee of 6,000,000 shares of common stock of the Company. Additionally, a monthly engagement fee at a rate of Ten Thousand Dollars ($10,000) per month ("Fee"), payable by the Company in accordance with its vendor payable practices from time to time but no less frequently than monthly, provided the Objectives set forth on Exhibit A are achieved. The Company shall have the option to pay the Fee in cash or in S-8 shares of common stock of the Company, but will not have exclusive use of the Business Developer's time until the payment of the monthly Fee is in cash. For all services performed in January the stock price used for conversion of cash Fee into S-8 shares of common stock shall be $.005. Thereafter, the stock price shall be determined by the closing bid price for a single share of the Company's stock on the 15th day of the month (or closest business day) in which the Fee is earned. All compensation from the company to the Business Developer will be addressed to B. Smith Holdings, Inc., a Florida corporation.

      5. Commission. During the Engagement Period, the Business Developer shall have the opportunity to earn an annual commission paid monthly upon the Company's purchase order acceptance and final payments received from the customer. The commission shall be based on the achievement of certain sales objectives of the Company and its subsidiaries. Such sales objectives will be established by the CEO of the Company. The commission earned will be as stipulated in accordance with the "Commission Schedule" attached as Exhibit B.

      6. Stock Options. In further consideration of Business Developers engagement and for entering this Agreement, the Company agrees to grant to Business Developer an option to acquire that number of shares of Company common stock that equals 1% of the outstanding common stock (calculated on a fully dilutive basis) on the date hereof at a $.01 per share purchase price. The shares covered by such stock options shall vest equally over a sixty (60) month period starting on January 15, 2005 and each month thereafter until fully vested, such that 1/60th of the stock options shall vest at the end of each month during the first five (5) years of the engagement period.

      7. Reimbursement of Expenses. The Company shall reimburse Business Developer for all required expenses necessary to fulfill the activities referred to in Section 1 of the Agreement, provided all such expenses are pre-approved by the CEO.

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      8. Surrender of Properties. Upon termination of the Business Developer's engagement with the Company, regardless of the cause therefor, the Business Developer shall promptly surrender to the Company all property provided him/her by the Company for use in relation to his engagement, and, in addition, the Business Developer shall surrender to the Company any and all financial and tax records, accounting work papers, correspondence relating to SEC or legal matter, any other materials related to financial or SEC matters, sales materials, lists of customers and prospective customers, price lists, files, patent applications, records, models, software files, listings, copies of Windows(R) software, or other materials and information of or pertaining to the Company or its customers or prospective customers or the products, business, and operations of the Company.

      9. Inventions and Secrecy. Except as otherwise provided in this Section 9, the Business Developer: (a) shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge, or data of the Company or its business operations obtained by the Business Developer during his engagement by the Company, which shall not be generally known to the public or recognized as standard practice (whether or not developed by the Business Developer) and shall not, during his engagement by the Company and after the termination of such engagement for any reason, communicate or divulge any such information, knowledge or data to any person, firm or corporation other than the Company or persons, firms or corporations designated by the Company; (b) shall promptly disclose to the Company all inventions, ideas, devices, and processes made or conceived by him/her alone or jointly with others, from the time of entering the Company's engagement until such engagement is terminated and within the six (6) month period immediately following such termination, relevant or pertinent in any way, whether directly or indirectly, to the Company's business or production operations or resulting from or suggested by any work which he may have done for the Company or at its request; (c) shall, at all times during his engagement with the Company, assist the Company in every proper way (entirely at the Company's expense) to obtain and develop for the Company's benefit patents or copyrights on such inventions, ideas, devices and processes including without limitation software and software files and listings to be used with industrial automation, industrial robots and service (non industrial) robots, whether or not patented; and (d) shall do all such acts and execute, acknowledge and deliver all such instruments as may be necessary or desirable in the opinion of the Company to vest in the Company the entire interest in such inventions, ideas, devices, and processes referred to above. The foregoing to the contrary notwithstanding, the Business Developer shall not be required to assign or offer to assign to the Company any of the Business Developer's rights in any invention for which no equipment, supplies, facility, or trade secret information of the Company was used and which was developed entirely on the Business Developer's own time, unless (a) the invention related to (i) the business of the Company or
(ii) the Company's actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by the Business Developer for the Company. The Business Developer acknowledges his prior receipt of written notification of the limitation set forth in the preceding sentence on the Business Developer's obligation to assign or offer to assign to the Company the Business Developer's rights in inventions.

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       10. Confidentiality of Information; Duty of Non-Disclosure.

            (a) The Business Developer acknowledges and agrees that his engagement by the Company under this Agreement necessarily involves his understanding of and access to certain trade secrets and confidential information pertaining to the business of the Company. Accordingly, the Business Developer agrees that after the date of this Agreement at all times he will not, directly or indirectly, without the express written consent of the Company, disclose to or use for the benefit of any person, corporation or other entity, or for himself any and all files, trade secrets or other confidential information concerning the internal affairs of the Company, including, but not limited to, information pertaining to its trade secrets, business plans, clients, prospects, services, products, earnings, finances, operations, methods or other activities, provided, however, that the foregoing shall not apply to information which is of public record or is generally known, disclosed or available to the general public or the industry generally. Further, the Business Developer agrees that he shall not, directly or indirectly, remove or retain, without the express prior written consent of the Company, and upon termination of this Agreement for any reason shall return to the Company, any figures, calculations, letters, papers, records, computer disks, computer print-outs, lists, documents, instruments, drawings, designs, programs, brochures, sales literature, business plans or any copies thereof, or any information or instruments derived therefrom, or any other similar information of any type or description, however such information might be obtained or recorded, arising out of or in any way relating to the business of the Company or obtained as a result of his engagement by the Company except as disseminated to the public at large or industry generally. The Business Developer acknowledges that all of the foregoing are proprietary information, and are the exclusive property of the Company. The covenants contained in this Section 10 shall survive the termination of this Agreement.

            (b) The Business Developer agrees and acknowledges that the Company does not have any adequate remedy at law for the breach or threatened breach by the Business Developer of his covenant, and agrees that the Company shall be entitled to injunctive relief to bar the Business Developer from such breach or threatened breach in addition to any other remedies which may be available to the Company at law or in equity.

            (c) The Company may not include the name or likeness of the Business Developer in any press announcements, marketing materials, websites, or any information release of any kind.

      11. Covenant Not to Compete.

            (a) During Engagement Period. During the Engagement Period, the Business Developer shall not, without the prior written consent of the Company, which consent may be withheld at the sole discretion of the Company, engage in any other business activity for gain, profit, or other pecuniary advantage (excepting the investment of funds in such form or manner as will not require any services on the part of the Business Developer in the operation of the affairs of the companies in which such investments are made) or engage in or in any manner be connected or concerned, directly or indirectly, whether as an officer, director, stockholder, partner, owner, employee, creditor, or otherwise, with the operation, management, or conduct of any business that competes with or is of a nature similar to that of the Company.

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            (b) Following Termination of Engagement Period. Within the one (1)
year period immediately following the later of the end of the Engagement Period or termination of the Business Developer's engagement with the Company, for any reason except as set forth below, the Business Developer shall not, without the prior written consent of the Company, which consent may be withheld at the sole discretion of the Company: (a) engage in or in any manner be connected or concerned, directly or indirectly, whether as an officer, director, stockholder, partner, owner, employee, creditor, or otherwise with the operation, management, or conduct of any business similar to the business of the Company being conducted at the time of such termination anywhere in the United States, and any other area in which the Company is, or reasonably contemplating, doing business at the time of such termination; (b) solicit, contact, interfere with, or divert any customer served by the Company, or any prospective customer identified by or on behalf of the Company, during the Business Developer's engagement with the Company; or (c) solicit any person then or previously employed by the Company to join the Business Developer, whether as a partner, agent, employee or otherwise, in any enterprise engaged in a business similar to the business of the Company being conducted at the time of such termination. For purposes of this Agreement, the business is deemed to be the development and maintenance of computer software, controls, and hardware electronics for use in robotics, manufacturing, automation and service industries and that all such software and hardware is owned and shall be exclusively owned by the Company.

            (c) Severability. The covenants of the Business Developer contained in Sections 9,10, and 11 of this Agreement shall each be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of the Business Developer against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants. Both parties hereby expressly agree and contract that it is not the intention of either party to violate any public policy, or statutory or common law, and that if any sentence, paragraph, clause, or combination of the same of this Agreement is in violation of the law, such sentence, paragraph, clause or combination of the same shall be void, and the remainder of such paragraph and this Agreement shall remain binding on the parties to make the covenants of this Agreement binding only to the extent that it may be lawfully done. In the event that any part of any covenant of this Agreement is determined by a court of law to be overly broad thereby making the covenant unenforceable, the parties hereto agree, and it is their desire, that such court shall substitute a judicially enforceable limitation in its place, and that as so modified the covenant shall be binding upon the parties as if originally set forth herein.


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            12. Termination.

            (a) Termination for Just Cause. The Company shall have the option to terminate the Engagement Period, effective immediately upon written notice of such termination to the Business Developer, for Just Cause. For purposes of this Agreement, the term "Just Cause" shall mean the occurrence of any one or more of the following events: (a) the death or permanent total disability of the Business Developer or his absence from engagement by reason of illness or incapacity for a period of sixty (60) consecutive days; (b) the breach by the Business Developer of his covenants under this Agreement; (c) the commission by the Business Developer of theft or embezzlement of Company property or other acts of dishonesty; (d) the commission by the Business Developer of a crime resulting in injury to the business, property or reputation of the Company or any affiliate of the Company or commission of other significant activities harmful to the business or reputation of the Company or any affiliate of the Company; (e) the commission of an act by the Business Developer in the performance of his duties hereunder determined by the Board of Directors of the Company to amount to gross, willful, or wanton negligence; (f) the willful refusal to perform or substantial neglect of the duties assigned to the Business Developer pursuant to Section 1 hereof; (g) any significant violation of any statutory or common law duty of loyalty to the Company; (h) termination of the business of the Company for any reason or (i) other legally sufficient cause.

            Upon termination of engagement, the Business Developer shall have no rights to compensation or severance for any period beyond the effective date of termination.

      13. General Provisions.

            (a) Goodwill. The Company has invested substantial time and money in the development of its products and services, soliciting clients and creating goodwill. By accepting the engagement with the Company, the Business Developer acknowledges that the customers are the customers of the Company, and that any goodwill created by the Business Developer belongs to and shall inure to the benefit of the Company.

            (b) Notices. Any notice required or permitted hereunder shall be made in writing (i) either by actual delivery of the notice into the hands of the party thereunder entitled, or (ii) by the mailing of the notice in the United States mail, certified or registered mail, return receipt requested, all postage prepaid and addressed to the party to whom the notice is to be given at the party's respective address as set forth in the records of the Company.

The notice shall be deemed to be received in case (i) on the date of its actual receipt by the party entitled thereto and in case (ii) on the date which is three (3) days after its mailing.

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            (c) Amendment and Waiver. No amendment or modification of this
Agreement shall be valid or binding upon the Company unless made in writing and signed by an officer of the Company duly authorized by the Board of Directors or upon the Business Developer unless made in writing and signed by him. The waiver by the Company of the breach of any provision of this Agreement by the Business Developer shall not operate or be construed as a waiver of any subsequent breach by him.

            (d) Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the Business Developer's duties and compensation as a Business Developer for the Company, and there are no representations, warranties, agreements or commitments between the parties hereto with respect to his engagement except as set forth herein.

            (e) Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of Florida.

            (f) Severability. If any provision of this Agreement shall, for any reason, be held unenforceable, such provision shall be severed from this Agreement unless, as a result of such severance, the Agreement fails to reflect the basic intent of the parties. If the Agreement continues to reflect the basic intent of the parties, then the invalidity of such specific provision shall not affect the enforceability of any other provision herein, and the remaining provisions shall remain in full force and effect.

            (g) Assignment. The Business Developer may not under any circumstances delegate any of his rights and obligations hereunder without first obtaining the prior written consent of the Company. This Agreement and all of the Company's rights and obligations hereunder may be assigned or transferred by it, in whole or in part, to be binding upon and inure to the benefit of any subsidiary or successor of the Company.

            (h) Costs of Enforcement. In the event of any suit or proceeding seeking to enforce the terms, covenants, or conditions of this Agreement, the prevailing party shall, in addition to all other remedies and relief that may be available under this Agreement or applicable law, recover its or its reasonable attorneys' fees and costs as shall be determined and awarded by the court.


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      IN WITNESS WHEREOF, this Agreement is entered into on the day and year first above written.

                                          COMPANY:

                                          Innova Holdings, Inc.

                                          By: /s/ Walter Weisel
                                              ------------------
                                             Its: Chairman and CEO


                                          BUSINESS DEVELOPER:

                                          B. Smith Holdings, Inc.

                                          By: /s/ Buddy Smith
                                              -----------------------


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                                    Exhibit A

                                   OBJECTIVES


   Initiation of Business Development activities with the following prospects:


   Toyota
   General Motors
   Kodak
   Disney
   Universal Studios
   NASCAR sponsors at Speedweeks in Daytona
   Home Depot
   Lowes
   Dupont
   Georgia Pacific
   Garmin


   Closing of 0 contracts by March 31, 2005 Closing of 1 contracts by June 30, 2005 Closing of 2 contracts by September 30, 2005 Closing of 3 contracts by December 31, 2005


   The total sale value for all contracts closed in 2005 shall be a minimum of $1,000.000.


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                                    Exhibit B

                               Commission Schedule

Controller System Sales

10% commission on all new business delivered by the Business Developer to the Company and its subsidiaries will be paid on a monthly basis upon the Company's purchase order acceptance and final payments received from the customer to B. Smith Holdings, Inc., a Florida corporation.


License Agreements

On all license fees received prior to the commencement of license royalty fees(up-front cash), a 10% commission will be paid upon receipt of such up-front cash from the new License Agreements delivered by the Business Developer to the Company and its subsidiaries. Such commission will be paid on a monthly basis.

On all license royalty fees received from new License Agreements (for the period after the up-front cash period) delivered by the Business Developer to the Company and its subsidiaries, a commission will be paid on a monthly basis in accordance with the following commission schedule:

      For the first twelve (12) month period of License Agreement 5% For the 13th through the 24th month period of the License Agreement
      4%
      For the 25th through the 36th month period of the License Agreement 3% For the 37th through the 48th month period of the License Agreement
      2%
      For the 49th through the 60th month of the License Agreement 1% For the period after the 60th month of the License Agreement
      0


All commissions will be paid to B. Smith Holdings, Inc., a Florida corporation.

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